EXHIBIT 99.1

For Immediate Release

Contact:
Thomas F. Wolfe, Affinity Group
Holding, Inc.
805-667-4457

Tender Offer Begins for

Affinity Group Holding, Inc. 11% Senior Notes

Ventura, California, January 20, 2004 – Affinity Group Holding, Inc. (the “Company”) today announced it has commenced a cash tender offer for all of its 11% Senior Notes due 2007 (the “Notes”).  Concurrently, the Company is soliciting consents from the holders of the Notes to the adoption of certain proposed amendments to the indenture dated as of April 2, 1997 under which the Notes were issued.  The total consideration to be paid for validly tendered Notes will be equal to $1,036.67 per $1,000 principal amount of Notes plus accrued and unpaid interest on the Notes up to, but not including, the date of payment.  The total consideration includes a consent payment of $20 per $1,000 principal amount of Notes payable only to holders who validly tender their Notes (and do not revoke) and validly deliver their consents prior to the expiration of the consent solicitation.  Holders who tender their Notes after the expiration of the consent solicitation will receive total consideration less the consent payment, or $1,016.67 per $1,000 principal amount of the Notes.

The consent solicitation expires at 5:00 p.m., New York City time, on February 2, 2004, unless the consent solicitation period is extended or earlier terminated by the Company in accordance with the terms of the consent solicitation.  The tender offer expires at midnight, New York City time, on February 17, 2004, unless the tender offer period is extended by the Company in accordance with the terms of the tender offer.

The tender offer is conditioned upon, among other things, a minimum tender condition, a requisite consents condition and the completion of an offering by Affinity Group, Inc. of new senior subordinated notes.  These notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

CIBC World Markets Corp. is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation.  The depositary for the tender offer and consent solicitation is The Bank of New York.  Questions regarding the tender offer and consent solicitation may be directed to CIBC World Markets Corp., telephone number (212) 885-4489.  Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to The Bank of New York, telephone number (212) 815-3750.

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This press release is not an offer to purchase Notes or a solicitation of an offer to sell Notes of the Company.  Holders of Notes are advised to read the Offer to Purchase and Consent Solicitation Statement and related materials regarding the tender offer and the consent solicitation, which contain important information, including the terms and conditions of the tender offer and the consent solicitation and should be read carefully before any decision is made with respect to the tender offer and the consent solicitation.

The information contained in this press release and in the Offer to Purchase and Consent Solicitation Statement and related materials may contain “forward-looking” statements.  Forward-looking statements by their nature involve important risks, assumptions and uncertainties that could significantly affect results in the future and, accordingly, actual results may differ materially from those expressed, predicted or implied in any forward looking statements.  Words such as “anticipates, “ “believes,” “estimates,” “expects,” “intends,” “hopes,” “targets” or similar expressions, and the use of the future tense generally, are intended to identify forward-looking statements.  The Company does not undertake any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events, except as required by law.

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